Exhibit 99.2

Contacts:

Investors, Griffin Murray, InterMune, Inc., 415-466-2242, ir@intermune.com

Media:  Ian McConnell, WeissCom Partners, Inc. 415-362-5018, ian@weisscom.net

INTERMUNE ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

—Reduces Net Loss by 38% vs. Same Quarter Last Year—

—Achieves Several Corporate, Clinical Development and Strategic Objectives—

—Removes Actimmune and Total Revenue Guidance as a Result of Changing Market Dynamics—

BRISBANE, Calif., April 29, 2004 — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the first quarter ended March 31, 2004.

The Company recorded a net loss for the first quarter of 2004 of $11.7 million, or $0.37 per share, which represented a 38% reduction from a net loss of $18.9 million, or $0.60 per share, for the first quarter of 2003.  The net loss in the first quarter of 2004 included a charge of $3.0 million, or $0.10 per share, related to the early retirement of $52.5 million of the Company’s 5.75% convertible subordinated notes repurchased during the quarter.  Excluding the charge for the early retirement of the debt, the non-GAAP net loss for the first quarter of 2004 was $8.7 million or $0.27 per share. The net loss for the first quarter of 2003 included one-time payments totaling $1.8 million, or $0.06 per share, to Amgen Inc. and Nektar Therapeutics related to performance milestones that InterMune achieved in its PEG-alfacon program. Excluding the one-time payments to Amgen and Nektar, the non-GAAP net loss for the first quarter 2003 was $17.2 million, or $0.54 per share.

Total net product sales for the first quarter of 2004 were $38.1 million, compared to $40.4 million for the same quarter in 2003, a decrease of 6%.  Sales of Actimmune® (interferon gamma-1b) for the first quarter of 2004 were $32.9 million, compared to $37.9 million for the same quarter in 2003, a decrease of 13%.  Underlying demand for Actimmune declined modestly in the first quarter of 2004 versus the same quarter last year.  The year-over-year decrease in first quarter Actimmune revenues was exaggerated because specialty distributors had increased their inventory levels in the first quarter of 2003.  Infergen® (interferon alfacon-1) sales for the first quarter of 2004 were $3.9 million compared to $1.6 million for the same period in 2003, an increase of 144%.

Cost of goods sold for the first quarter of 2004 was $9.7 million, approximately 25% of net product sales, compared to $9.8 million, or approximately 24% of net product sales, in the same quarter of 2003.  The increase for the 2004 period, when compared to the same period in 2003, was primarily due to the mix of products sold during the period.

Research and development (R&D) expenses for the first quarter ended March 31, 2004 were $18.3 million, compared to $31.9 million for the same quarter in 2003.  The 43% decrease in R&D expense in the first quarter of 2004, as compared to the first quarter in 2003, is largely the result of lower spending on the oritavancin, PEG-Alfacon and Actimmune development programs.

Selling, general and administrative (SG&A) expenses for the first quarter ended March 31, 2004 were $16.7 million, compared to $13.7 million for the same quarter in 2003.  The increase in spending in the first quarter of 2004 is primarily related to the increased level of spending for programs supporting the Company’s products Actimmune and Infergen, along with relocation and recruiting expenses associated with the Company’s reorganization and increased legal expenses.

Other expense of $3.0 million for the first quarter of 2004 includes a charge of $2.2 million for the repurchase of $52.5 million of the $149.5 million 5.75% convertible subordinated notes, and the acceleration of $0.8 million of the deferred issuance costs associated with these notes.

As of March 31, 2004, the Company’s cash, cash equivalents and available-for-sale securities totaled $310.9 million.  At the present time it is the Company’s intention to purchase or redeem the remaining $97 million of its 5.75% convertible subordinated notes during the third quarter of 2004.

2004 Guidance

InterMune announced that as a result of changing market dynamics, the Company has removed its Actimmune and total revenue guidance that was provided on January 29, 2004.

The changes in market dynamics are related to new rates of patient referrals and average duration of therapy.  The patient referral rate reflects the number of new patients coming into the system, and the referral rate that InterMune observed during the first quarter was significantly lower than expected.  On the positive side, during the first quarter the Company observed an increase in the average duration of therapy that was significantly greater than expected.

The Company believes that it is too early to determine the net effect of patient referrals and treatment duration, along with other factors, on Actimmune revenues.  As a result, the Company believed that it was appropriate to remove the Actimmune and total revenue guidance until it has a better understanding of the impact of these factors on 2004 revenues.  The Company anticipates providing an update on revenues, at the latest, in its announcement of results for the second quarter of this year.

“The $32.9 million that we reported for first quarter Actimmune revenues was below our internal expectations.  However, average weekly sales of Actimmune were fairly consistent during the first quarter of 2004, a pattern that continued in April,” said Dan Welch, InterMune’s CEO and President.  “We will provide an update when we have a better understanding of how the new market dynamics impact our 2004 full-year revenues.”

The Company reaffirmed all other aspects of the guidance provided on January 29, 2004.  Sales of Infergen are expected to be between $17 and $22 million for the year.  Amphotec/Amphocil revenues are expected to be $3 million depending upon the timing of the divestiture of this asset.  Cost of goods sold is expected to be in the range of 25% to 27% of sales, largely driven by Actimmune.  The Company’s guidance for R&D expenses, excluding any costs for Acquired R&D and Milestone Payments, remains $85 to $95 million.  The Company continues to project SG&A expenses to be between $75 and $80 million.  The Company projects Acquired R&D and Milestone Payments will be approximately $1 million.

First Quarter Business Highlights

“The first quarter was a period of significant progress for InterMune as we charted a new course and achieved many important corporate, clinical development and strategic objectives,” said Dan Welch. “I am very pleased with the progress we made in the quarter on the Infergen launch in HCV nonresponders and our significant accomplishments in our hepatology and pulmonology pipeline.  We are making significant strides in the implementation of our new strategic plan.  In doing so we believe that we will create significant value from our late-stage pulmonology and hepatology portfolios.”

Hepatology

•                  Conducted successful meetings with the FDA allowing the Company to proceed with the DIRECT Trial, a Phase III study of daily Infergen + ribavirin and the Phase II study of daily Infergen + Actimmune with or without ribavirin.  Both of these trials are in the HCV nonresponder patient population.

•                  Announced the identification and characterization of several highly potent protease inhibitor candidates with improved bioavailability and potency in in vitro models over other compounds in development.

Pulmonology

•                  Entered into an agreement with Baxter to co-promote Aralast® (alpha1-proteinase inhibitor (human)) to pulmonologists in the United States for the treatment of hereditary emphysema.

•                  Continued site initiation and patient enrollment in the pivotal Actimmune Phase III INSPIRE Trial for the treatment of patients with idiopathic pulmonary fibrosis (IPF).

•                  Publication of the Company’s initial Actimmune Phase III trial (GIPF-001) evaluating efficacy and safety of Actimmune in IPF in the Jan. 8th issue of The New England Journal of Medicine, the findings of which formed the basis for the design of the INSPIRE Trial.

•                  Publication of results from an exploratory Phase II clinical trial investigating the effects of Actimmune on the expression of biological markers associated with IPF in the American Journal of Respiratory and Critical Care Medicine.  The results provide insights into the molecular mechanisms through which Actimmune may affect patients with IPF.

•                  Obtained Orphan Drug Designation for pirfenidone for the treatment of patients with IPF.

•                  Initiated pirfenidone limited Early Access Program in the United States for patients with IPF.

•                  Granted European approval for Actimmune for the treatment of severe, malignant osteopetrosis.  Actimmune is marketed in Europe by Boehringer Ingelheim under the tradename Imukin.

Strategic Non-Core Assets

•                  Completed enrollment, ten months ahead of schedule, of 847-patient pivotal Phase III clinical trial evaluating the safety and efficacy of Actimmune in combination with standard chemotherapy for advanced ovarian cancer.

Corporate

•                  Reorganized the Company around two core therapeutic areas:  pulmonology and hepatology.

•                  Made several important and significant changes to the Executive Committee and other key leadership positions in the Company.

•                  Appointed Michael L. Smith, Executive Vice President and Chief Financial and Accounting Officer of Anthem, Inc., to the Company’s Board of Directors.

•                  Raised $170 million of 0.25% convertible senior notes due in 2011; the primary use of the proceeds is to retire the Company’s existing 5.75% convertible subordinated notes due in 2006, thereby substantially reducing interest expense and extending the notes’ maturity by five years.

Upcoming Milestones: Second Quarter 2004

Hepatology

•                  Initiate Phase III trial of daily Infergen + ribavirin in HCV nonresponders.

•                  Initiate Phase II trial of daily Infergen + Actimmune (with or without ribavirin) in HCV nonresponders.

•                  Presentation of abstracts regarding the clinical experience with daily Infergen + Actimmune and daily Infergen + ribavirin for the treatment of hepatitis C nonresponders at the Digestive Disease Week Conference in New Orleans, May 15 — 20, 2004.

Pulmonology

•                  Continued site initiation and patient enrollment in the pivotal Actimmune Phase III INSPIRE Trial for the treatment of patients with IPF.

•                  Continued progress towards the initiation of pirfenidone IPF registration program in the first half of 2005.

2004 Annual Stockholders’ Meeting

The Company’s Annual Stockholders’ Meeting will be held at the Company’s headquarters in Brisbane, CA on May 27, 2004 at 9:45 a.m. PDT.

Conference Call and Webcast

The Company’s management will host a conference call today at 1:30 p.m. PDT to discuss the first quarter financial results.  Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international).  A replay of the webcast and teleconference will be available approximately three hours after the call for two business days. To access the replay, please call 800-642-1687 (U.S.) or 706-645-9291 (international), and enter the conference ID# 5054183.

To access the webcast, please log on to the Company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

About InterMune

InterMune is a biopharmaceutical company focused on developing and commercializing innovative therapies in pulmonology and hepatology.  For additional information about InterMune please visit www.intermune.com.

InterMune, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2004	2003
Product sales, net
Actimmune	$32,921	$37,925
Infergen	3,998	1,650
Amphotec	1,209	831
Total net sales	38,128	40,406

Costs and expenses:
Cost of goods sold	9,688	9,787
Amortization of product rights	777	940
Research and development	18,267	31,895
Acquired R&D and milestone payments	0	1,750
Selling, general and administrative	16,686	13,666
Total costs and expenses	45,418	58,038

Loss from operations	(7,290)	(17,632)

Interest income	845	1,140
Interest expense	(2,258)	(2,442)
Other expense	(3,008)	0

Net loss	$(11,711)	$(18,934)

Basic and diluted net loss per share	$(0.37)	$(0.60)
Shares used in calculating basic and diluted net loss per share	31,814	31,535

Comparative amounts excluding Acquired R&D and milestone payments and Other expense

	Three Months Ended
	March 31,
	2004	2003
Net loss	$(11,711)	$(18,934)
less: Acquired R&D and milestone payments	0	(1,750)
less: Other expense	(3,008)	0

Non-GAAP net loss excluding Acquired R&D and milestone payments and Other expense	$(8,703)	$(17,184)

Non-GAAP net loss per share	$(0.27)	$(0.54)
Shares used in calculating Non-GAAP basic and diluted net loss per share	31,814	31,535

InterMune, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31,	December 31,
	2004	2003
Cash, cash equivalents and available-for-sale securities	$310,892	$216,107
Other assets	73,122	72,394
Total assets	$384,014	$288,501

Total liabilities	$40,640	$51,257
Convertible notes	267,000	149,500
Stockholders’ equity	76,374	87,744
Total liabilities and stockholders’ equity	$384,014	$288,501

Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements indicating:  (A) that InterMune intends to purchase or redeem the remaining $97 million of its 5.75% of convertible subordinated notes due in 2006 during the third quarter of 2004; (B) that InterMune anticipates providing an update on revenues, at the latest, on second quarter earnings call; (C) that InterMune projects that: (i) cost of goods sold is expected to in the range of 25% to 27%, largely driven by Actimmune; (ii) spending guidance for R&D expenses, excluding any guidance for Acquired R&D and Milestone Payments, will be $85 to $95 million, (iii) SG&A expenses will be $75 to $80 million; and (iv) the Acquired R&D and Milestone Payments will be approximately about $1 million; (D) that the implementation of InterMune’s new strategic plan will create significant value from its late-stage pulmonology and Hepatology portfolios; and (E) InterMune’s 2004 Second Quarter Operational Milestones.  Factors that could cause or contribute to such differences include, but are not limited to those discussed in detail under the heading “Risk Factors” and the other risks and factors discussed in InterMune’s 10-K report filed with the SEC on March 12, 2004, and other periodic reports (i.e., 10-Q and 8-K) filed with the SEC, which are incorporated herein by reference.  The risks and other factors that follow, concerning the forward-looking statements in this press release, should be considered only in connection with the fully discussed risks and other factors discussed in detail in the 10-K report and InterMune’s other periodic reports filed with the SEC.  The forward-looking statements above are subject to the risks and uncertainties of: (i) a continuing increase in sales of Actimmune for IPF, an indication for which Actimmune has not been approved by the FDA; (ii) reimbursement risks associated with third-party payors; (iii) regulation by the FDA with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iv) an increase in Infergen and Amphotec/Amphocil sales; (v) changes in budget constraints; (vi) whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (vii) significant regulatory, supply and competitive barriers to entry; (viii) the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (ix) achieving positive clinical trial results; (x) timely patient enrollment and retention in clinical trials; and/or (xi) the risks and other factors discussed in detail in the 10-K report filed with the SEC.

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